10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.


Fund
Global Opportunities Fund
Security
Lululemon Athletica Inc.
Advisor
EIMCO
Transaction
 Date
7/27/2007
Cost
"$55,800"
Offering Purchase
0.00%
Broker
"Goldman, Sachs & Co."
Underwriting
Syndicate
Members
Credit Suisse
Merrill Lynch & Co.
Wachovia Securities